Exhibit 10.18

FORM OF
OTIS WORLDWIDE CORPORATION
PENSION PRESERVATION PLAN

1.	PREAMBLE

1.1	Purpose

The Otis Worldwide Corporation Pension Preservation Plan (the “Preservation Plan” or the “Plan”) is hereby established effective as of the date of the Spin-off (the “Effective Date”) as an unfunded plan for the benefit of certain employees to provide for benefits accrued but not yet paid under the UTC PPP, which provided retirement benefits in excess of the retirement and survivor benefits that may have been paid from tax-qualified retirement plans due to (i) benefit limitations imposed by Section 415 of the Code and (ii) the limitation imposed by Section 401(a)(17) of the Code on compensation that may be taken into account in computing retirement benefits under tax-qualified retirement plans (referred to collectively as the “Limits”).

1.2	Spin-off from UTC

On November 26, 2018, United Technologies Corporation (“UTC”) announced its intention to separate into three independent companies, UTC, Otis Worldwide Corporation (the “Corporation”) and Carrier Global Corporation (“Carrier”), through spin-off transactions expected to be completed by mid-year 2020.  The transaction by which the Corporation ceased to be a Subsidiary of UTC is referred to herein as the “Spin-off.”  In connection with the Spin-off, and pursuant to the terms of the Employee Matters Agreement by and among the Corporation, UTC, and Carrier (the “Employee Matters Agreement”), the Plan assumed all obligations (to the extent not yet paid) that accrued and vested under the UTC PPP on or after January 1, 2005, with respect to “Otis Group Employees” (as such term is defined in the Employee Matters Agreement).  Any such benefits accrued but not yet paid under the UTC PPP for the benefit of Otis Group Employees or Beneficiaries of Otis Group Employees will be administered and paid under the terms of the Plan. All distribution elections (including default elections) and designations of Beneficiary made under the UTC PPP by an Otis Group Employee, and in effect immediately prior to the Effective Date will continue to apply and shall be administered under the Plan, until such election or designation expires or is otherwise changed or revoked in accordance with the terms of the Plan.  For the avoidance of doubt, (1) any benefits in pay status to Former Employees (as such term is defined in the Employee Matters Agreement), and (2) all obligations under the UTC Prior Plans, as of the Spin-off date shall not be assumed under the Plan, but shall remain with the UTC PPP and the UTC Prior Plans.  All valid domestic relations orders filed with the UTC PPP as of immediately prior to the Effective Date with respect to the benefit of an Otis Group Employee shall continue to apply under the Plan to the extent provided under Section 12.

2.	DEFINITIONS

Beneficiary means the person, persons or entity designated in writing by a Participant to receive the value of his or her Plan Benefit in the event of the Participant’s death, in accordance with the terms of the Plan.  If a Participant fails to designate a Beneficiary under the Plan, or if the Beneficiary (and any contingent Beneficiary) does not survive the Participant, the value of the Participant’s Plan Benefit will be payable to the Participant’s estate.

CB Benefit means the frozen Cash Balance Formula Benefit, accrued as of December 31, 2019, under the terms of the UTC PPP, together with interest, transferred to the Plan as of the Spin-off date, with no additional benefit accruals under the Plan.

Code means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.  Reference to any section of the Internal Revenue Code shall include any final regulations or other applicable guidance.  References to “Section 409A” shall include any final regulations or other applicable guidance issued thereunder by the Internal Revenue Service from time to time in effect.

Committee means the Otis Employee Benefit Plan Committee, which is responsible for the administration of the Plan.  The Committee may delegate administrative responsibilities to such individuals and entities as it shall determine.

Corporation means the Otis Worldwide Corporation.

Disability means permanent and total disability as determined under the Corporation’s long-term disability plan applicable to the Participant, or if there is no such plan applicable to the Participant, “Disability” means a determination of total disability by the Social Security Administration.

Election Form means the form provided to Participants electronically or in paper form for the purpose of electing the form of payment for a Current Plan Benefit.

FAE Benefit means the frozen Final Average Earnings Formula Benefit, accrued as of December 31, 2014 under the terms of the UTC PPP, transferred to the Plan as of the Spin-off date, with no additional benefit accruals under the Plan.

Otis Company means Otis Worldwide Corporation or any entity controlled by or under common control with Otis Worldwide Corporation within the meaning of Section 414(b) or (c) of the Code (but substituting “at least 20 percent” for “at least 80 percent” as the control threshold used in applying Sections 414(b) and (c)).

Participant means an Otis Group Employee who was a participant in the UTC PPP as of the Spin-off date.

Plan Benefit means an FAE Benefit and/or a CB Benefit payable under the Plan.

Separation from Service means a termination of a Participant’s employment with all Otis Companies, other than by reason of death.  A Separation from Service will be deemed to occur where the Participant and the Otis Company that employs the Participant reasonably anticipate that the bona fide level of services the Participant will perform (whether as an employee or as an independent contractor) will be permanently reduced to a level that is less than thirty-seven and a half percent (37.5%) of the average level of bona fide services the Participant performed during the immediately preceding 36 months (or the entire period the Participant has provided services if the Participant has been providing services to the Otis Companies for less than 36 months).  A Participant shall not be considered to have had a Separation from Service as a result of a transfer from one Otis Company to another Otis Company.  For the avoidance of doubt, a transfer from an Otis Company to UTC or Carrier (or one of their affiliates) after the Spin-off (and that otherwise satisfies the definition of a Separation from Service) shall constitute a Separation from Service.

Specified Employee means for the period (1) until the Corporation’s first specified employee effective date following the Spin-off, those officers and executives of the Corporation and its Subsidiaries who were identified as a specified employee of UTC on the “specified employee identification date” preceding such specified employee effective date (as such terms are defined by Treas. Reg. Section 1.409A-1(i)(3) and (4)); and (2) from and after the Corporation’s first specified employee effective date following the Spin-off, each of the fifty (50) highest-paid officers and other executives of the Corporation and its affiliates (determined for this purpose under Treas. Reg. Section 1.409A-1(g)), effective annually as of April 1st, based on compensation reported in Box 1 of Form W-2, but including amounts that are excluded from taxable income as a result of elective deferrals to qualified plans and pre-tax contributions.  Foreign compensation earned by a nonresident alien that is not effectively connected with the conduct of a trade or business in the United States will not be used to determine Specified Employees following the Spin-off.

Spin-off means the process by which the Corporation becomes a separate publicly traded company and no longer a UTC subsidiary.

Subsidiary means any corporation, partnership, joint venture, limited company or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Corporation or any successor to the Corporation.

UTC PPP means the United Technologies Corporation Pension Preservation Plan, as amended and restated as of December 31, 2009, that applies to amounts that were earned and vested after December 31, 2004.

UTC Prior Plans means the United Technologies Corporation Pension Preservation Plan, as in effect on December 31, 2004 and the United Technologies Corporation Pension Replacement Plan, as in effect on December 31, 2004.

UTC Qualified Retirement Plan means the United Technologies Corporation Employee Retirement Plan.

3.	ELIGIBILITY

Each Otis Group Employee who was a participant in the UTC PPP as of the Spin-off date shall be a Participant under the Plan.  The Plan is closed to new entrants as of its establishment.

4.	DETERMINATION OF PLAN BENEFITS

The Preservation Plan has been established to provide for FAE Benefits and CB Benefits previously accrued under the UTC PPP.

4.1	FAE Benefit

The FAE Benefit under the UTC PPP was frozen effective as of December 31, 2014. Therefore, a Participant’s FAE Benefit under the Plan shall be the Participant’s FAE Benefit accrued as of December 31, 2014 under the UTC PPP, and transferred to the Plan effective as of the Spin-off date, with no additional accruals under the Plan.

4.2	CB Benefit

The CB Benefit under the UTC PPP was frozen effective as of December 31, 2019.  Therefore, a Participant’s CB Benefit under the Plan shall be the Participant’s CB Benefit accrued as of December 31, 2019 under the UTC PPP, and transferred to the Plan, together with interest accrued through the Spin-off date, with no additional benefit accruals under the Plan.  A CB Benefit will continue to be eligible for interest credits under the Plan pursuant to Subsection 4.3.

4.3	Credited Interest on CB Benefit

Each CB Benefit under the Plan shall be eligible for monthly interest credits until its full distribution in accordance with Section 8.  The interest crediting rate is set annually, based on the 30-year U.S. Treasury bond yield.

4.4	Calculation of FAE Benefit Prior to Transfer

In determining a Participant’s FAE Benefit to be transferred to the Plan from the UTC PPP, the FAE Benefit was calculated under the UTC PPP as the excess, if any, of (a) over (b), and for purposes of this calculation, it was assumed that the UTC Qualified Retirement Plan benefit and the UTC PPP benefit would commence at the same time, where:

(a)
equals the FAE Benefit that would be paid to such Participant (or on his or her death to his or her Beneficiary) under the UTC Qualified Retirement Plan if the provisions of the UTC Qualified Retirement Plan were administered without regard to the Limits; and

(b)	equals the FAE Benefit payable to such Participant (or on his or her death to his or her Beneficiary) under the UTC Qualified Retirement Plan.

The FAE Benefit under the UTC Qualified Retirement Plan was calculated with an FAE formula that used the Participant’s average annual earnings for the 5 highest consecutive years of earnings out of his or her last 10 years of UTC Qualified Retirement Plan participation through December 31, 2014.

4.5	Calculation of CB Benefit Prior to Transfer

A Participant’s CB Benefit under the UTC PPP was calculated under a cash balance formula, as an account that grew with age-based pay credits (a percentage of earnings) and interest credits.  The interest crediting rate was set annually, based on the 30-year U.S. Treasury bond yield.

5.	PARTICIPANT ELECTIONS AND DESIGNATIONS

5.1	Payment Elections

Payment elections for both the FAE Benefit and the CB Benefit under the UTC PPP are transferred and effective under the Plan as of the Spin-off date.

5.2	Form of FAE Benefit

FAE Benefits shall be paid as a monthly single life annuity or an actuarially equivalent survivor benefit annuity, unless a timely election was made in accordance with the terms of the UTC PPP.  A UTC PPP participant was able to elect to receive the FAE Benefit as a single lump-sum payment or a series of 2 to 10 annual installment payments.  Except as provided below in Subsection 5.6, a Participant’s transferred payment election is irrevocable.

5.3	Form of CB Benefit

CB Benefits shall generally be made as a lump-sum payment, unless a timely election was made in accordance with the terms of the UTC PPP.  A UTC PPP participant was able to elect to receive a monthly annuity or a series of 2 to 10 annual installment payments.  Except as provided below in Subsection 5.6, a Participant’s transferred payment election is irrevocable.

5.4	FAE Benefit in the Form of Lump Sum or Annual Installments

If a Participant’s Plan benefit is an FAE Benefit and the Participant elects to have his or her FAE Benefit paid in the form of a single lump-sum or annual installment distribution, the actuarially equivalent present value of the FAE Benefit shall be determined using the applicable mortality table prescribed by the IRS (updated annually by the IRS), and interest assumption equal to the average yield for tax-free municipal bonds of 10-year maturities, averaged over the prior five calendar years.  For purposes of computing this interest assumption, the Barclays Capital 10‑Year Municipal Bond Index shall be utilized, averaging the published yield for 10-year maturities (credit quality AA or above) on the last business day of the year over the most recent five consecutive full calendar-year period.  This rate shall be adjusted annually at the beginning of each calendar year.

If a Participant’s Plan benefit is an FAE Benefit and the Participant elects to have his or her FAE Benefit paid in the form of annual installments, the value calculated above will be further divided into equal annual installments to be paid over the period elected (2 to 10 years), credited with the interest rate then in effect, as detailed above in Subsection 5.4.

5.5	CB Benefit in the Form of Annual Installments or an Annuity

If a Participant’s Plan benefit is a CB Benefit and the Participant elects to have his or her CB benefit paid as annual installments, the value of the CB Benefit will be divided into the specific number of equal annual installments (2 to 10 years), credited with the interest rate then in effect, as detailed in Subsection 4.3.

If a Participant’s Plan benefit is a CB Benefit and the Participant elects to have his or her CB benefit paid as a monthly annuity, the CB Benefit will be converted to a monthly annuity using the applicable mortality table prescribed by the IRS (updated annually by the IRS) and a specified annuity conversion interest rate.  The annuity conversion rates are set each year, based on the IRS specified bond yields for the month of November of the prior calendar year.  This rate shall be adjusted annually at the beginning of each calendar year.

5.6	Change in Payment Election

A Participant may make an election to change the time or form of payment transferred from the UTC PPP as detailed under Sections 5.2 and 5.3, subject to the following requirements:

i.	A Plan Participant may make an election to receive a monthly annuity payment, single lump-sum payment, or a series of 2 to 10 annual installment payments;

ii.
The new election must be made at least twelve months prior to the date payments are scheduled to commence (and the new election shall be ineffective if the payment commencement date occurs within twelve months after the date of the new election);

iii.	The new election will not take effect until at least twelve months after the date when the Participant submits a new Election Form; and

iv.	The new benefit payment commencement date must be at least five years later than the date on which payments commence under the current election.

5.7	Full Satisfaction of Corporation’s Obligation

The full payment of a monthly annuity, lump-sum or annual installment distributions to the Participant, or his or her Beneficiary (if applicable), in accordance with this Section 5 shall be in full satisfaction of all of the Corporation’s obligations with respect to the Participant under the Plan.

5.8	Designation of Beneficiary

Each Participant who has attained age 55 with at least 10 years of service shall be given the opportunity to designate a Beneficiary for his or her Plan Benefit on an electronic or written form provided by the Committee.  A Participant may change such designation on an electronic or written form acceptable to the Committee and any change will be effective on the date received by the Committee.  Designations received after the date of the Participant’s death will not be effective.  If a Participant designates the Participant’s spouse as the Participant’s Beneficiary, that designation shall not be revoked or otherwise altered or affected by any:  (a) change in the marital status of the Participant; (b) agreement between the Participant and such spouse; or (c) judicial decree (such as a divorce decree) affecting any rights that the Participant and such spouse might have as a result of their marriage, separation, or divorce; it being the intent of the Plan that any change in the designation of a Beneficiary hereunder may be made by the Participant only in accordance with the procedures set forth in this Section 5.8.  A trust may be named as a Beneficiary under the lump-sum or annual installment forms of payment.  In the event of the death of a Participant, distributions shall be made in accordance with Section 7.

6.	DISTRIBUTION OF BENEFIT

6.1	Distribution of Plan Benefit Generally

Except as provided in Subsection 5.6 (Change in Payment Election), Section 6.2 (Separation from Service of Specified Employees), the value of a Participant’s Preservation Plan Benefit will be distributed (or begin to be distributed) to the Participant as follows:

i.
If a Participant’s benefit is an FAE Benefit only, the benefit will be paid to the Participant on the first business day of the month following the later of a Participant’s Separation from Service, or when the Participant reaches age 55;

ii.	If a Participant’s benefit is a CB Benefit only, the benefit will be paid to the Participant on the first business day of the month following the Participant’s Separation from Service; or

iii.
If a Participant’s benefit is both an FAE Benefit and a CB Benefit, the benefit will be paid to the Participant according to the rules outlined above in Subsections i. and ii. for the corresponding portions of the benefit.

6.2	Separation from Service of Specified Employees

If the Participant is a Specified Employee on the date of the Participant’s Separation from Service, distribution of the Participant’s Plan Benefit to the Participant that is made on account of the Participant’s Separation from Service will not be made or commence earlier than the first business day of the seventh month following the date of Separation from Service.  In the case of a distribution in installments, the date of any subsequent installments shall not be affected by the delay of any installment hereunder.  No interest will accrue on any delayed payment.

6.3	Administrative Adjustments in Payment Date

A payment is treated as being made on the date when it is due under the Plan if the payment is made on the due date specified by the Plan, or on a later date that is either (i) in the same calendar year (for a payment whose specified due date is on or before September 30), or (ii) by the 15th day of the third calendar month following the date specified by the Plan (for a payment whose specified due date is on or after October 1).  A payment also is treated as being made on the date when it is due under the Plan if the payment is made not more than 30 days before the due date specified by the Plan.  In no event, will a payment to a Specified Employee on account of his or her Separation from Service be made or commence earlier than the first day of the seventh month following the date of Separation from Service.  A Participant may not, directly or indirectly, designate the taxable year of a payment made in reliance on the administrative rules in this Section 6.3.

7.	DISTRIBUTION IN THE EVENT OF DEATH

7.1	FAE Benefit in the Form of an Annuity

If a Participant’s Plan benefit (or portion of a benefit) is an FAE Benefit and the Participant has not made an election to receive his or her Plan Benefit in a lump sum or installments as of the date of death, any survivor benefits will be paid as a life annuity subject to the following:

i.
If death occurs prior to age 55 with at least five years of service and less than 10 years of service, the spouse of the Participant shall receive a 50% survivor annuity benefit beginning on the date the Participant would have attained his or her 55th birthday.  If the Participant is unmarried, no Plan benefit is payable.

ii.
If death occurs prior to age 55 with at least 10 years of service, the spouse of the Participant shall receive a 100% survivor annuity benefit beginning on the date the Participant would have attained his or her 55th birthday.  If the Participant is unmarried, no Plan benefit is payable.

iii.
If death occurs on or after attainment of age 55 with at least 10 years of service or attainment of age 65, and the Participant has elected a survivor annuity, survivor benefits shall be paid as a 100% survivor annuity benefit beginning as soon as practicable but no later than December 31st of the year following the year in which the death occurred in the following order:

(1)	to the Spouse of the Participant, if the Participant is married at the time of death;

(2)	to the named Beneficiary or contingent annuitant, if the Participant is not married at the time of death;

(3)	to the children of the Participant (divided among them equally) if the Participant has not designated a Beneficiary prior to his or her death; or

(4)
to the Participant’s estate, if the Participant has no children at the time of his or her death, or as a lump sum actuarial equivalent to the Participant’s estate, at the sole discretion of the Administrator, in lieu of the survivor annuity benefit.

iv.	If the Participant is not married at the time of death and the Participant has not designated a Beneficiary or contingent annuitant, the benefit shall be payable as:

(1)	a 10-year certain actuarially equivalent annuity to the children of the Participant; or

(2)	a 5-year certain actuarially equivalent annuity to the estate of the Participant.

7.2	FAE Benefit in the Form of a Lump-Sum or Annual Installments

If a Participant’s Plan benefit (or portion of a benefit) is an FAE Benefit and the Participant has made an election to receive his or her Plan Benefit in a lump sum or annual installments, such Participant shall have survivor benefits paid to his or her Beneficiary as follows:

i.
If death occurs prior to age 55, with at least 10 years of service, the accrued FAE Benefit shall be paid in a lump-sum payment, as of the date the Participant would have attained his or her 55th birthday, in the following order:

(1)	to the Spouse of the Participant, if the Participant is married at the time of death;

(2)	to the children of the Participant (divided among them equally) if the Participant is not married at the time of death; or

(3)	to the Participant’s estate, if the Participant has no children at the time of his or her death.

ii.
If death occurs on or after age 55, with at least 10 years of service, the Plan accrued benefit shall be paid to the Beneficiary beginning on the first business day of the month following the Participant’s death, in the following order:

(1)	to the named Beneficiary;

(2)	to the Spouse of the Participant, if the Participant is married at the time of death, and has not named a Beneficiary;

(3)	to the children of the Participant (divided among them equally), if the Participant is not married at the time of death; or

(4)	to the Participant’s estate, if the Participant has no children at the time of his or her death.

iii.	If death occurs after the benefit commencement date but before all annual installments have been paid, the remaining installments will be paid to the Beneficiary as scheduled.

iv.
If death occurs at any age, with less than 10 years of service, 50% of the accrued FAE Benefit shall be paid in a lump-sum payment as of the date the Participant would have attained his or her 55th birthday (or on the first business day of the month following the Participant’s death if the Participant had already attained age 55) in the following order:

(1)	to the Spouse of the Participant, if the Participant is married at the time of death;

(2)	to the children of the Participant (divided among them equally) if the Participant is not married at the time of death; or

(3)	to the estate of the Participant, if the Participant has no children at the time of his or her death.

7.3	CB Benefit Prior to Benefit Distribution Commencement

If a Participant’s Plan benefit (or portion of a benefit) is a CB Benefit, and the Participant has not commenced receiving Plan Benefits, the accrued CB Benefit shall be paid in a lump sum on the first business day of the month following the Participant’s death in the following order:

i.	to the named Beneficiary;

ii.	to the Spouse of the Participant, if the Participant is married at the time of death and has not designated a Beneficiary prior to his or her death;

iii.	to the children of the Participant (divided among them equally), if the Participant is not married at the time of death; or

iv.	to the Participant’s estate, if the Participant has no children at the time of his or her death.

7.4	CB Benefit Following Benefit Distribution Commencement

If a Participant’s Plan benefit (or portion of a benefit) is a CB Benefit, and the Participant has commenced receiving benefits under the Plan in the form of installment payments or a monthly annuity, the remaining accrued CB Benefit shall be paid as soon as practicable but no later than December 31st of the year following the year in which the death occurred as follows:

i.	Monthly Annuity

If the Participant has elected a survivor annuity, survivor benefits shall be paid beginning on the first business day of the month following the Participant’s death in the following order:

(1)	as a 100% survivor annuity benefit to the named Beneficiary;

(2)	as a 100% survivor annuity benefit to the Spouse of the Participant, if the Participant is married at the time of death and has not designated a Beneficiary prior to his or her death;

(3)	as a 100% survivor annuity benefit to the children of the Participant (divided among them equally), if the Participant is not married at the time of death; or

(4)
as a 100% survivor annuity benefit to the Participant’s estate, if the Participant has no children at the time of his or her death, or as a lump sum actuarial equivalent to the Participant’s estate, at the sole discretion of the Administrator, in lieu of the survivor annuity benefit.

ii.	Installment Payments

If the Participant has elected annual installment payments, any remaining installment payments shall be paid as survivor benefits beginning on the first business day of the month following the Participant’s death in the following order:

(1)	to the named Beneficiary;

(2)	to the Spouse of the Participant, if the Participant is married at the time of death and has not designated a Beneficiary prior to his or her death;

(3)	to the children of the Participant (divided among them equally), if the Participant is not married at the time of death; or

(4)
to the Participant’s estate, if the Participant has no children at the time of his or her death, or as a lump sum to the Participant’s estate, at the sole discretion of the Administrator, in lieu of installment payments.

8.	DISABILITY

In the event of the Disability of a Participant, the Participant’s Plan Benefit will be maintained and distributed in accordance with the terms of the Plan and the Participant’s elections on file.

9.	FUNDING

The Preservation Plan shall be maintained as an unfunded Plan that is not intended to meet the qualification requirements of Section 401 of the Code.  Except in the event of a Change in Control of the Corporation (as described in Section 10 hereof), all benefits under the Preservation Plan shall be payable solely from the general assets of the Corporation.  In this regard, the rights of each Participant, Contingent Annuitant and Beneficiary under the Preservation Plan with respect to his or her Preservation Plan retirement benefit or survivor benefit shall be those of a general unsecured creditor of the Corporation.  The Corporation shall not undertake to set aside assets in trust or otherwise segregate assets to fund its obligations under the Preservation Plan except as provided in Section 11 hereof.

10.	CHANGE OF CONTROL

In the event of a Change of Control of the Corporation, the Corporation shall immediately fully fund the value of all accrued Benefits under the Preservation Plan, determined by the actuary as of the date of the Change of Control, provided the funding is not proximate to a downturn in the Corporation’s financial health within the meaning of Treas. Reg. Section 1.409A-3(j)(4)(ix)(C)(1) or would otherwise trigger taxation under Section 409A.  Any required proceeds will be contributed to a rabbi trust, and such proceeds will be held and maintained in the United States.  For purposes of this Section 10, “Change of Control” shall have the meaning given to that term under the Corporation’s most recently adopted long-term incentive plan.

11.	NONASSIGNABILITY EXCEPT DOMESTIC RELATIONS ORDERS

(a)
Except as provided in Subsection (b) or (c) below, no Participant or Beneficiary or any other person shall have the right to sell, assign, transfer, pledge, or otherwise encumber any interest in the Plan and the rights to all payments are unassignable and non-transferable.  A payment hereunder, prior to actual payment, will not be subject to attachment or seizure for the payment of any debts, judgments or other obligations.  Plan benefits will not be transferred by operation of law in the event of a Participant’s or any Beneficiary’s bankruptcy or insolvency.

(b)
The Plan shall comply with the terms of any valid domestic relations order submitted to the Committee.  Any payment to a party other than the Participant pursuant to the terms of a domestic relations order shall be charged against and reduce the Participant’s benefit.  Neither the Plan, the Corporation, the Committee, nor any other party shall be liable in any manner to any person, including but not limited to any Participant or Beneficiary, for complying with the terms of a domestic relations order.

(c)
To the extent that any Participant, Beneficiary or other person receives an excess or erroneous payment under the Plan, the amount of such excess or erroneous payment shall be held in a constructive trust for the benefit of the Corporation and the Plan, and shall be repaid by such person upon demand.  The Committee may reduce any other benefit payable to such person, or may pursue any remedy available at law or equity to recover the amount of such excess or erroneous payment or the proceeds thereof.  Notwithstanding the foregoing, the amount payable to a Participant or Beneficiary may be offset by any amount owed to any Otis Company to the extent permitted by Section 409A.

12.	NO CONTRACT OF EMPLOYMENT

Participation in the Preservation Plan shall not be construed to constitute a direct or indirect contract of employment between the Corporation or any Subsidiary and the Participant.  Nothing in the Preservation Plan shall be deemed to give a Participant the right to be retained in the service of the Corporation for any length of time or interfere with the right to terminate a Participant’s employment.  Participants, Beneficiaries, and contingent annuitants shall have no rights against the Corporation resulting from participation in the Preservation Plan other than as specifically provided herein.

13.	TAXES/WITHHOLDING

The Corporation shall have the right to withhold taxes from Plan Benefit accruals and payments to the extent it reasonably determines such withholding to be required by law.

14.	GOVERNING LAW

The provisions of the Plan will be construed and interpreted according to the laws of the State of Delaware, to the extent not preempted by federal law.

15.	AMENDMENT AND TERMINATION

15.1	Power to Amend or Terminate Plan Reserved

The Corporation expects to continue the Preservation Plan indefinitely, but reserves the right, by action of the Committee, to amend or terminate the Preservation Plan at any time; provided, however, that no such action shall decrease any benefits accrued under the Preservation Plan as of the date of such action.  Although the benefits accrued under the Preservation Plan are not subject to the restrictions imposed by Section 204(g) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the proviso in the preceding sentence shall be construed in a manner consistent with Section 204(g) of ERISA.  As a result, the proviso referred to in the preceding sentence imposes restrictions identical with the restrictions that would be imposed on the Preservation Plan if the Preservation Plan were subject to Section 204(g) of ERISA.

15.2	Final Plan Distributions

Upon the termination of the Plan with respect to all Participants, and termination of all arrangements sponsored by the Corporation or its affiliates that would be aggregated with the Plan under Section 409A, the Corporation shall have the right, in its sole discretion, and notwithstanding any elections made by the Participant, to pay the Participant’s vested Plan Benefit in a lump sum, to the extent permitted under Section 409A.  All payments that may be made pursuant to this Subsection 15.2 shall be made no earlier than the thirteenth month and no later than the twenty-fourth month after the termination of the Plan.  The Corporation may not accelerate payments pursuant to this Subsection 15.2 if the termination of the Plan is proximate to a downturn in the Corporation’s financial health within the meaning of Treas. Reg. Section 1.409A-3(j)(4)(ix)(C)(1).  If the Corporation exercises its discretion to accelerate payments under this Subsection 15.2, it shall not adopt any new arrangement that would have been aggregated with the Plan under Section 409A within three years following the date of the Plan’s termination.

15.3	No Consent Required

The consent of any Participant, Beneficiary, or other person shall not be required with respect to any amendment or termination of the Plan.

16.	COMPLIANCE WITH SECTION 409A

To the extent that rights or payments under the Plan are subject to Section 409A, the Preservation Plan shall be construed and administered in compliance with the conditions of Section 409A and regulations and other guidance issued pursuant to Section 409A for deferral of income taxation until the time the compensation is paid.  Any distribution election that would not comply with Section 409A shall not be effective for purposes of the Plan.  To the extent that a provision of the Plan does not comply with Section 409A, such provision shall be void and without effect.  The Corporation does not warrant that the Preservation Plan will comply with Section 409A with respect to any Participant or with respect to any payment.  In no event shall an Otis Company; any director, officer, or employee of an Otis Company (other than the Participant); or any member of the Committee be liable for any additional tax, interest, or penalty incurred by a Participant or Beneficiary as a result of the Preservation Plan’s failure to satisfy the requirements of Section 409A, or as a result of the Plan’s failure to satisfy any other requirements of applicable tax laws.

17.	NOTICE

Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if sent by first-class mail to the Otis Worldwide Corporation, One Carrier Place, Farmington, Connecticut 06032, Attn:  Otis Employee Benefit Plan Committee.  Any notice or filing required or permitted to be given to any Participant or Beneficiary under the Plan shall be sufficient if provided either electronically, hand-delivered, or mailed to the address (or email address, as the case may be) of the Participant or Beneficiary then listed on the records of the Corporation.  Any such notice will be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or email system.

18.	VALIDITY

If any provision of the Plan is held to be illegal or invalid for any reason, the remaining provisions of the Plan will be construed and enforced as if such illegal and invalid provision had never been inserted herein.

19.	SUCCESSORS

The provisions of the Preservation Plan shall bind and inure to the benefit of the Corporation, and its successors and assigns.  The term successors shall include any corporate or other business entity that by merger, consolidation, purchase or otherwise acquires all or substantially all of the business and assets of the Corporation and successors of any such Corporation or other entity.

20.	ADMINISTRATION AND CLAIMS

20.1	Plan Administration

The Committee shall be solely responsible for the administration and operation of the Plan and shall be the “administrator” of the Plan for purposes of ERISA.  The Committee shall have full and exclusive authority and discretion to interpret the provisions of the Plan and to establish such administrative procedures as it deems necessary and appropriate to carry out the purposes of the Plan.  The Committee shall have the right to delegate its responsibilities hereunder to sub-committees and individuals.  Any question of administration or interpretation arising under the Preservation Plan shall be determined by the Committee (or its delegate) in its full discretion, and its decision shall be final and binding upon all parties.

The Committee may provide web access and calculation tools to facilitate the administration of the Plan and to provide information to Participants; provided that any estimate of a Participant’s current or projected accrued benefit shall in no event be binding on the Committee in the event of any discrepancy between such estimate and a Participant’s actual accrued Plan Benefit, which, in all cases, shall control.

Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee at Otis Worldwide Corporation, One Carrier Place, Farmington, CT 06032, Attn:  Employee Benefit Plan Committee.  The Committee shall respond in writing as soon as practicable.

20.2	Claim Procedures

A Participant or Beneficiary who believes that he or she has been denied a benefit to which he or she is entitled under the Plan (referred to in this Subsection 20.2 as a “Claimant”) may file a written request with the Committee setting forth the claim.  The Committee shall consider and resolve the claim as set forth below.

i.
Upon receipt of a claim, the Committee or its designated agent shall advise the Claimant that a response will be forthcoming within 90 days.  The Committee may, however, extend the response period for up to an additional 90 days for reasonable cause, and shall notify the Claimant of the reason for the extension and the expected response date.  The Committee or its designated agent shall respond to the claim within the specified period.

ii.
If the claim is denied in whole or part, the Committee shall provide the Claimant with a written decision, using language calculated to be understood by the Claimant, setting forth (1) the specific reason or reasons for such denial; (2) the specific reference to relevant provisions of the Plan on which such denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; (4) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; (5) the time limits for requesting a review of the claim; and (6) the Claimant’s right to bring an action for benefits under Section 502(a) of ERISA.

iii.
Within 60 days after the Claimant’s receipt of the written decision denying the claim in whole or in part, the Claimant may request in writing that the Committee review the determination.  The Claimant or his or her duly authorized representative may, but need not, review the relevant documents and submit issues and comment in writing for consideration by the Committee.  If the Claimant does not request a review of the initial determination within such 60-day period, the Claimant shall be barred from challenging the determination.

iv.
Within 60 days after the Committee receives a request for review, it will review the initial determination.  If special circumstances require that the 60-day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than 120 days after receipt of the request for review.

v.
The Committee shall have the greatest discretion permitted by law in making decisions pursuant to this Section 20.2.  All decisions on review shall be final and binding with respect to all concerned parties.  The decision on review shall set forth, in a manner calculated to be understood by the Claimant, (1) the specific reasons for the decision, including references to the relevant Plan provisions upon which the decision is based; (2) the Claimant’s right to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information, relevant to his or her benefits; and (3) the Claimant’s right to bring an action for benefits under Section 502(a) of ERISA.

21.	CERTAIN REGULATORY MATTERS

The Plan is subject to ERISA.  However, because the Plan is an unfunded plan maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, the Plan is exempt from most of ERISA’s requirements.  Although the Plan is subject to Part 1 (Reporting and Disclosure) and Part 5 (Administration and Enforcement) of Title I, Subtitle B of ERISA, the Department of Labor has issued a regulation that exempts the Plan from most of ERISA’s reporting and disclosure requirements.  The Plan constitutes an “excess benefit plan” as defined in Section 3(36) of ERISA.

22.	TO WHOM SHOULD QUESTIONS CONCERNING THE PLAN BE DIRECTED?

All questions concerning the operation of the Plan (including information concerning the administrators of the Plan) should be directed to:

Otis Worldwide Corporation
One Carrier Place
Farmington, CT 06032
Attn: Otis Employee Benefit Plan Committee
Telephone: 860-676-6000